UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2016

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
______________________________________ (State or other jurisdiction	____________________ (Commission	____________________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin		53209
_____________________________________________________________ (Address of principal executive offices)		__________________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Johnson Controls, Inc. (the "Company") previously disclosed that Dr. Beda Bolzenius, Vice President and President-Automotive Experience, would leave the Company’s employment not later than March 31, 2016. In connection with Dr. Bolzenius’ retirement and resignation as an officer and employee, on April 25, 2016, the Company and Dr. Bolzenius entered into a Separation Agreement and Release of All Claims (the "Separation Agreement"). Under the terms of the Separation Agreement, Dr. Bolzenius retired and resigned his employment with the Company and all of its affiliated entities and as an officer and director of the Company and all of its affiliated entities effective March 31, 2016 (the "Employment Termination Date") and has agreed to consult with and provide advice to the Company from the Employment Termination Date until September 30, 2016. The Separation Agreement will become effective and enforceable seven days after its execution unless otherwise revoked by Dr. Bolzenius (the "Effective Date").

The Separation Agreement states that the Company will pay Dr. Bolzenius separation pay in the amount of $2,701,000, less withholdings, to be paid on December 20, 2016, except that $680,250, less withholdings, of this aggregate amount will be paid 30 days after the execution of the Separation Agreement. In consideration for the separation payment being made in December 2016, the Company will also pay Dr. Bolzenius $84,000, less withholdings, at the same time as the separation payment in December is made. The Company acknowledges that Dr. Bolzenius’ retirement qualifies and will be treated as a "Retirement" under the terms of all awards held by Dr. Bolzenius under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (the "2012 Plan") and the Johnson Controls, Inc. 2001 Restricted Stock Plan and that such awards will be treated in a manner consistent with such "Retirement" status under those plans and related award agreements. All other equity awards held by Dr. Bolzenius granted under the 2012 Plan within the one year period prior to the Employment Termination Date will terminate as of the Employment Termination Date. Additionally, the Company will reimburse Dr. Bolzenius certain expenses incurred prior to the Employment Termination Date in accordance with Company policy, reimburse documented expenses incurred by Dr. Bolzenius for estate planning (which are estimated to be approximately $15,000) prior to the Employment Termination Date, subject to and in accordance with the Company’s flexible perquisites program terms, make payment of tax equalization payments with respect to compensation paid by the Company through the Employment Termination Date (exclusive of any payments made pursuant to the Separation Agreement), and make a pension contribution in favor of Dr. Bolzenius of E139,500 with respect to the 2016 calendar year to the pension unit pursuant to the terms of the Supplemental Agreement to the Employment Contract, dated August 25, 2004, by and between Dr. Bolzenius and Johnson Controls GmbH, as amended.

In consideration for certain commitments by the Company pursuant to the Separation Agreement, Dr. Bolzenius has agreed to release and waive any claims, demands, rights, liabilities and causes of action prior to and through the date of the Separation Agreement arising out of or in connection with his employment or termination of employment with the Company that he may have against the Company and Adient (the Company’s automotive seating and interiors business which is projected to be spun off into a new publicly traded company in or about October 2016) and any of their subsidiaries, affiliates, and past and present employees, directors, shareholders and representatives, which release and waiver is subject to customary exceptions.

In the Separation Agreement, Dr. Bolzenius agreed to provisions relating to trade secrets, confidentiality, non-competition and non-solicitation ("restrictive covenants"). Among other things, Dr. Bolzenius agreed not to compete with the Company during the period ending September 30, 2017, defined by reference to specified competitors. The restrictive covenants expressly inure to the benefit of Adient at such time as it may be spun-off from the Company. Dr. Bolzenius and representatives of the Company also have agreed to certain non-disparagement and confidentiality provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

April 29, 2016	By:	/s/ Brian J. Cadwallader
		Name:	Brian J. Cadwallader
		Title:	Vice President, Secretary and General Counsel